Exhibit 10.8

EXCHANGE RIGHT AGREEMENT

This Exchange Right Agreement (this "Agreement*) is made effective as of January 28, 2010, by and between Airline Intelligence Systems Inc., a Delaware corporation (the "Company"), and Merus Capital I, L.P. ("Merus").

RECITALS

A.          Merus is presently a holder of shares of Common Stock of the Company ("Common Stock").

B.          Prior to the date hereof, Merus provided the Company with emergency debt financing in exchange for, among other things, the Company providing Merus with the exchange right provided for herein with respect to the Merus Securities.

C.          The Company is contemplating entering into a Going Public Transaction (as defined below) and this Agreement will not be triggered by, and will survive, such transaction.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Definitions. Whenever used herein, the following definitions shall govern this Agreement:

"Board" means the Board of Directors of the Company.

"Buyer" means the person or entity that purchases the Company's business pursuant to a Liquidation Transaction.

"Contingent Acquisition Consideration" is the aggregate amounts paid after the Closing on a contingent basis, or following the expiration of an indemnification, escrow or holdback period, or in connection with an earn-out to: (i) the Company in a sale of all or substantially all of its assets or a license of all or substantially all of the Company's intellectual property assets; or (ii) the shareholders of the Company in a merger, consolidation, statutory or contractual share exchange or other transaction that constitutes a Liquidation Transaction, in each case but for the operation of this Agreement and repayment of the Promissory Note; provided, that such amount shall not include (1) any amounts payable to officers, directors or employees of the Company by the Buyer in connection with any agreements) not to compete or similar arrangements) or as salary, bonus or consulting fees for services rendered after the Closing, or (2) any amounts payable in connection with administration of the indemnification, holdback, escrow or earn-out provision.

"Closing" means the closing of the Liquidation Transaction as determined pursuant to the agreements providing for such event.

"Going Public Transaction" means a transaction or a series of transactions that results in the Company (including any successor in interest) becoming a majority-owned subsidiary of a company ("Parent) that is subject to the reporting obligations under Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, and following which the stockholders of the Company own 50% or more of the voting power of the outstanding securities of Parent at the closing of the transaction.

"Liquidation Transaction" means the first to occur of the following transactions or series of related transactions: (a) the sale, conveyance or other disposition of all or substantially all of the Company's property or business (including the exclusive licensing of all or substantially all of the Company's intellectual property to a third party), (b) other than a Going Public Transaction, the consummation by the Company of any corporate reorganization, share exchange or recapitalization, or merger with or into, or consolidation with, any other corporation, limited liability company or other entity if the holders of shares of capital stock of the Company sell or otherwise transfer in such transaction, to any person or group of persons acting jointly or in concert, shares of the Company's capital stock representing 50% or more of the voting power of the stockholders of the Company or (c) the determination by the Board to liquidate, dissolve, wind up or otherwise cease the regular business operations of the Company; provided, however. that none of the following transactions shall be considered a Liquidation Transaction: (x) a merger effected exclusively for the purpose of changing the domicile of the Company, (y) a merger or consolidation with a wholly owned subsidiary of the Company, or (z) an equity financing in which the Company is the surviving corporation, The Board shall have the right in its reasonable discretion to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Liquidation Transactions are related, and its determination shall be final, binding and conclusive.

"Merus Securities" means the following outstanding equity securities of the company issued to Merus.

2.   Exchange in Connection with a Liquidation Transaction.

2.1   Liquidation Transaction. In the event a Liquidation Transaction occurs during the term of this Agreement, Merus shall have the irrevocable right (the "Exchange Right') to exchange all of the Merus Securities for an unsecured promissory note (the "Promissory Note") in the principal amount equal to the lesser of (A) the product of $5 million multiplied by a fraction, the numerator of which is equal to the aggregate number of Merus Securities outstanding immediately prior to the Election Date (as defined below), without taking into account the exercise of the Exchange Right, and the denominator of which is equal to the total number of Merus Securities outstanding as of the date hereof (as adjusted pursuant to any stock split, stock dividend, recapitalization or similar event), in each case calculated on an as-converted to Common Stock basis, and (B) the aggregate amount of the consideration, including Contingent Acquisition Consideration, if any, payable in the Liquidation Transaction after payment of the Obligations (as defined below), without taking into account the exercise of the Exchange Right, subject to the terms and conditions set forth in Sections 2.2 and 2.3 below (collectively, the "Payment Obligation"). The Promissory Note shall bear interest at a rate equal to the minimum rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the Election Date. The Promissory Note shall be payable in full on the Closing of the Liquidation Transaction; provided, however, that in the event the Liquidation Transaction contemplates the payments of any Contingent Acquisition Consideration, the Company will take such actions as are necessary to provide that any unpaid obligations under the Promissory Note outstanding as of the Closing shall be paid (1) by the Company promptly following its receipt of any Contingent Acquisition Consideration, in the event that the Liquidation Transaction is an asset sale, and (2) by Buyer or the Company's paying agent or such other person designated to distribute the consideration to the Company's stockholders, promptly following their respective receipt of any Contingent Acquisition Consideration, in the event that the Liquidation Transaction is not an asset sale, subject to the terms and conditions set forth in Sections 2.2 and 2.3 below, and shall have the terms contemplated in Section 2.4, 2.5 and 2.6. The obligations under the Promissory Note shall be subordinate in right of payment to (i) any costs and expenses incurred by the Company and directly associated with completing the Liquidation Transaction, including (without limitation) legal, accounting, and banking fees, (ii) any wind-down costs of the Company, and (hi) all amounts paid or payable in order to satisfy or extinguish liabilities to vendors, creditors or other third parties (without duplication to the items set forth in the proviso in (i) above) (collectively, "Obligations"). A form promissory note is attached hereto as Exhibit A.

2.2           Election Terms and Conditions.

(a) Subject to Merus receiving timely notice pursuant to Section 2.3 below, if Merus f|ils to exercise its Exchange Right at least five (5) calendar days prior to fhe anticipated Closing, the Exchange Right shall lapse and Merus shall only have the rights applicable to the Company's equity holders in such transaction.

(b) In the event that Merus properly exercises its Exchange Right, the Merus Securities shall be deemed cancelled and terminated in their entirety upon the receipt by Merus of the Promissory Note.

2.3   Election Mechanics.

(a) The Company shall give Merus written notice of any impending Liquidation Transaction not later man twenty (20) calendar days prior to the stockholders' meeting (or execution of an action taken by written consent) to approve such Liquidation Transaction, or twenty (20) calendar days prior to the closing of such Liquidation Transaction, whichever is earlier. Such notice shall describe the material terms of the impending Liquidation Transaction.

(b) At least five (5) calendar days prior to the anticipated Closing, Merus may, by written notice provided to the Company (the "Election Date"), exercise its Exchange Right as provided above. Such exercise shall be final and irrevocable and shall be conditioned only on the consummation of the Liquidation Transaction.

2.4   Form of Payment. The Promissory Note shall provide that it may be satisfied with cash or with such other consideration as provided to the Company's stockholders or the Company, as the case may be, in the Liquidation Transaction. The value of any non-cash consideration shall be determined by the Board in good faith and shall not be inconsistent with the value of like consideration in the Liquidation Transaction, Any restrictions on delivery, or subsequent transfer, of such consideration imposed by a Buyer on the Company or its stockholders shall likewise apply to the consideration paid in satisfaction of the Promissory Note. Merus shall execute and deliver upon request such acknowledgments as the issuer of such consideration may reasonably request to evidence Merus' obligations to comply with such restrictions.

2.5   Restricted Securities. Notwithstanding anything contained in this Agreement to the contrary, if the Promissory Note is satisfied with common stock or other securities that are not issued pursuant to a registration statement declared or ordered "effective" under the Securities Act of 1933, as amended, then Merus shall agree to comply with applicable securities laws with respect to any transfer of such common stock or other securities. Merus shall be entitled to the same registration rights with respect to the securities it receives in the Liquidation Transaction as are granted to any other holder of the Company's equity securities in connection with a Liquidation Transaction.

2.6   Payment in Connection with a Liquidation and Dissolution. If the Board and the stockholders of the Company determine to consummate a liquidation and dissolution of the Company, and Merus elects to exercise the Exchange Right, then Merus shall have the rights of an unsecured general creditor of the Company that is subordinate in right of payment to the Obligations.

3.   General Provisions.

3.1   Obligations Unfixnded: No Trust. The liability of the Company to pay the Promissory Note is based solely on the contractual obligations created by the Promissory Note, if and when it is issued. This Agreeement constitutes a mere promise by the Company to exchange the Merus Securities for the Promissory Note. The interest of Merus in the Promissory Note is an unsecured claim against the general assets of the Company that is subordinate in right of payemnt to the Obligations. Merus does not have any interest in any fund or in any specific asset of the Company by reason of any amounts credited or deemed to be credited thereunder. Accordingly, the Promissory Note will not be secured by any trust, pledge, lien or encumbrance on any property of the Company or on the assets of any benefit trust, and nothing contained in this Agreement nor in the Promissory Note and no action taken pursuant to the provisions of any related agreements shall create or be construed to create a trust of any kind.

3.2   Representations,Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Merus that;

(a)  Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver this Agreement, to issue Promissory Note, and to perform its obligations pursuant to this Agreement and as contemplated pursuant to the Promissory Note.

(b)  Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement, the issuance and delivery of the Promissory Note, and the performance of all of the Company's obligations under this Agreement has been taken. Without limiting the foregoing, all of the members of the Board and the holders of not less than a majority of the Common Stock (not including shares of Common Stock held by Merus) have approved this Agreement and the transactions contemplated hereby. This Agreement and the Promissory Note, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms.

(c)  No Conflicts. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations pursuant to this Agreement and the Promissory Note, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company's Certificate of Incorporation or Bylaws, each as amended to date, or any of its agreements, nor, to the Company's knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.3   Assignment. Neither this Agreement nor the Promissory Note is transferable by the Company and any attempt to assign, pledge or encumber this Agreement or the Promissory Note or any of the rights or obligations hereunder or thereunder shall be void. With the prior written consent of the Company, Merus may assign this Agreement, in whole or in part, in connection with the transfer of all or any of the Merus Securities, or the Promissory Note; provided that the assignee(s) agrees to be bound by the terms of this Agreement.

3.4   Successors and Assigns. Subject to Section 3.3 above, the terms and conditions of this Agreement shall inure to the benefit of and bind the Company and Merus, and their respective successors and assigns.

3.5   Term. This Agreement and the Exchange Right shall terminate on the date that is the earlier of (i) 36 months following any Going Public Transaction; (ii) upon receipt by Merus of the Promissory Note after exercising the Exchange Right; and (iii) if Merus transfers any of the Merus Securities without the prior written consent of the Company.

3.6   Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

3.7   Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

3.8   Interpretation Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Legal counsel representing the Company has drafted this Agreement, but Merus has participated in the negotiation of its terms. Furthermore, Merus acknowledges that Merus has had an opportunity to review and revise, and has reviewed and revised, the Agreement and has had it reviewed by legal counsel and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

3.9   Tax Advisors. Merus has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated by the Agreements. With respect to such matters, Merus relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Merus understands that it shall be responsible for its own tax liability that may arise as a result of this Agreement or the transactions contemplated by the Agreement.

3.10   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Delaware.

3.11   Jurisdiction/Venue. Each party consents to the non-exclusive jurisdiction and venue of the state or federal courts in the State of Delaware, if applicable, in any action, suit or proceeding arising out of or related to this Agreement. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the substantially prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.12   Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c)by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to the Company:

Airline Intelligence Systems, Inc. Attn: President 3500 Carillon Point Kirkland, Washington 98006

If to Merus:

Merus Capital I, L.P. Attn: Salman Ullah 300 Hamilton Avenue Suite 400 Palo Alto, CA 94301

3.13   Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed to be an original copy of this Agreement and both of which, when taken together, will be deemed to constitute one and the same agreement.

3.14   Entire Agreement. This Agreement constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Merus and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first written above,

AIRLINE INTELLIGENCE SYSTEMS INC.

By:	/s/ Stephen Johnston
Name: Stephen Johnston
Title: President & CEO

MERUS CAPITAL X,

By:	Merus Capital Management L.L.P. Its General Partner

By:	/s/ Salman Ullah
Name: Salman Ullah
Title: Managing Director

EXHIBIT A FORM OF PROMISSORY NOTE

PROMISSORY NOTE

Maximum Amount: $__________	Date of Issuance:__________,20__________

FOR VALUE RECEIVED, the undersigned, Airline Intelligence Systems Inc., a Delaware corporation ("Debtor"), promises to pay to Merus Capital I, L.P. ("Creditor"), the Principal Amount (as defined below) and accrued interest thereon. This Promissory Note (this "Note") is made and delivered pursuant to that certain Exchange Right Agreement dated as of January 28, 2010 between Debtor and Creditor, as such may be amended from time to time (the "Exchange Agreement*). Unless otherwise defined herein, all capitalized terms used In this Note shall have the same meanings that are given to such terms in the Exchange Agreement, the terms of which are incorporated into this Note by reference.

A.   Payment Terms.

1.   Principal and Interest Payment. The Principal Amount hereunder and the interest accrued and unpaid with respect thereto (collectively, the "Obligation^') shall be due and payable at the Closing (the "Maturity Date"); provided, however, that, in the event the full amount of the Obligations are not repaid at the Closing because the Liquidation Transaction includes Contingent Acquisition Consideration and the amount payable at the Closing is less than the Obligations, such unpaid Obligations shall be paid upon, and out of, the payment of any Contingent Consideration Payments; provided, further, however, the entire principal and accrued and unpaid interest, fees, costs and expenses, if any, shall be due and payable if an Event of Default (as defined below) occurs, all as provided in Section B below.  For purposes of this Note, the "Principal Amount' shall mean $_______________ , which is the aggregate amount of the Payment Obligation, as set forth and determined in accordance with the Exchange Agreement.

2.   Interest. Interest shall accrue with respect to the principal sum hereunder at the greater of: (a) five percent (5.00%) per annum and (b) the minimum rate necessary to avoid imputed interest under the Internal Revenue Code of 1986, as amended. Interest payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year, comprised of 12,30-day months, for actual days elapsed.

3.   Application of Payments. Any payment received from Debtor shall be first applied to the accrued interest and then to the principal.

4.   Prepayment. Debtor shall have the right at any time and from time to time to prepay, in whole or in part, the principal of this Note, without payment of any premium or penalty. Any principal prepayment shall be accompanied by a payment of all interest accrued and unpaid on the amount deemed satisfied as a result of such prepayment through the date of such prepayment.

5.   Form of Payments. Principal and interest and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

6.   Right to Set-off. The Debtor hereby has a right to set-off and/or apply any and all amounts owed to Debtor, its subsidiaries and affiliates by Creditor, its subsidiaries and affiliates pursuant to any agreement or arrangement between Debtor, Creditor and/or their respective subsidiaries and affiliates, against any all amounts owed by Debtor to Creditor pursuant to this Note. Neither the exercise nor failure to exercise such right of set-off will constitute an election of remedies or limit the Debtor, its subsidiaries and affiliates in any manner in the enforcement of any other remedies that may be available to it under this Note or any other agreement or arrangement between Debtor, Creditor and/or their respective subsidiaries and affiliates.

B.   Events of Default.

1.   DEFINITION OF EVENT OF DEFAULT. THE OCCURRENCE OF ANY ONE OR MORE OF THE FOLLOWING EVENTS SHALL CONSTITUTE AN "EVENT OF DEFAULT' HEREUNDER:

a)    Debtor's breach of the obligation to pay any amount payable hereunder within five (5) days after the date that it is due and payable;

b)    Debtor's institution of proceedings against it, or Debtor's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditor rights and remedies, or Debtor's consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Debtor or of any substantial part of Its property, or Debtor's making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action; or

c)    the entry of any judgment or order against Debtor which could reasonably be expected to have a material adverse effect on Debtor's business and which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution,

2.   RIGHTS AND REMEDIES ON EVENT OF DEFAULT. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, AS PROVIDED IN SECTION A.2 ABOVE, CREDITOR MAY DECLARE THE PAYMENT OF THE AMOUNTS DUE BY DEBTOR HEREUNDER AND ENFORCE THIS NOTE BY EXERCISE OF THE RIGHTS AND REMEDIES GRANTED TO IT BY APPLICABLE LAW.

C.   Other Provisions.

1.   Governing Law. Time: Venue: Attorney's Fees. This Note shall be governed by Delaware law, without giving effect to conflicts of law principles. Time is of the essence hereunder. Each party consents to the non-exclusive jurisdiction and venue of the state or federal courts in the State of Delaware, if applicable, in any action, suit or proceeding arising out of or related to this Note. In the event that any suit or action is instituted to enforce any provisions in this Note, the substantially prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

2.   Notices. All notices, demands and other communications which a party may desire, or may be required, to give to another shall be in writing, shall be delivered personally against receipt, or sent by recognized overnight courier service, or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by telecopy, and shall be addressed to the party to be notified as follows:

If to Debtor:	Airline Intelligence Systems Inc. 3500 Carillon Point Kirkland, WA 98033. USA Fax: (425)696-0451

If to Creditor:	Merus Capital I, L.P. Attn: Salman Ullah 300 Hamilton Avenue Suite 400 Palo Alto, CA 94301 Fax:_______________

Any such notice, demand, or communication shall be deemed given when received if personally delivered or sent by overnight courier, or when deposited in the United States mails, postage prepaid, if sent by registered or certified mail, or when answerback received, if sent by telecopier. A party's address may be changed by notice given in accordance with this subsection.

3.   Creditor's Rights. Debtor Waivers. Creditor's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Debtor hereunder, or any right of Creditor hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Debtor waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, Creditor need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Creditor be a true and correct copy of this Note in ail material respects.

4.   Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

5.   Amendment Provisions. Entire Agreement. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Creditor, This Note represents the final agreement of Debtor and Creditor as to all matters addressed herein and supersede all previous agreements, negotiations, and discussions by the parties regarding the subject matters addressed herein.

6.   Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Debtor and Creditor and their respective successors and assigns; provided, however, that Debtor's rights and obligations shall not be assigned or delegated, other than in connection with a Liquidation Transaction and in accordance with the Exchange Agreement, without Creditor's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab_ initio.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

AIRLINE INTELLIGENCE SYSTEMS INC.

By:	/s/
Stephen C. Johnston
President and Chief Executive Officer